Exhibit 10.1

BINDING LETTER OF INTENT

This Binding Letter of Intent (the “LOI”) constitutes a commitment by the parties hereto to negotiate in good faith and to enter into one or more definitive agreements as set forth herein. The terms and conditions of the potential transaction described below are not limited to those set forth herein. Matters that are not covered by the provisions hereof are subject to the approval and mutual agreement of the parties.

Effective Date: March 19, 2025

Parties:

MIRA Pharmaceuticals, Inc. (NASDAQ: MIRA), a Florida corporation (“MIRA”), and SKNY Pharmaceuticals, Inc., a Delaware corporation (“SKNY”).

MIRA is a publicly traded, pre-clinical-stage pharmaceutical development company focused on neuroscience programs targeting a broad range of neurologic and neuropsychiatric disorders. MIRA is currently developing Ketamir-2, an oral ketamine analog for the treatment of neuropathic pain, and MIRA-55, a THC analog for cognitive enhancement. MIRA holds exclusive rights to its compounds in the United States, Canada, and Mexico.

SKNY is a privately held company focused on the development of SKNY-1, an oral drug candidate for weight loss and smoking cessation. SKNY holds exclusive rights to its compounds in the United States and the Licensor thereof has agreed to extend such license to include Canada and Mexico.

1.	Binding Agreement

This LOI constitutes a legally binding agreement between the parties, setting forth the principal terms and conditions under which MIRA shall acquire SKNY. Both parties agree to negotiate in good faith to execute a definitive agreement reflecting these terms.

2.	Proposed Transaction

MIRA will acquire SKNY through a stock exchange, whereby each outstanding share of SKNY’s common stock will be exchanged for shares of MIRA’s common stock, with the exact exchange ratio to be determined by an independent third party firm based on the relative values of MIRA and SKNY (the “Transaction”). The Transaction also includes a $5 million cash or asset (or a combination of the two) contribution from SKNY which will be transferred to MIRA at closing.

3.	Consideration & Terms

●	Cash Contribution: SKNY shall contribute an amount of assets or cash (or a combination of the two) $5,000,000 to MIRA at closing, with no contingencies.

●	Business Integration: Upon completion of the Transaction, SKNY will be fully merged into MIRA, with MIRA as the surviving entity. All of SKNY’s assets, including but not limited to its intellectual property and drug development programs, and all of SKNY’s outstanding liabilities will be acquired by MIRA.

●	The independent valuation of SKNY shall find that the valuation of SKNY is greater than the market value of MIRA. Subject to such finding and to diligence review by both parties, The exchange ratio of the SKNY shares and the MIRA shares shall be 1 for 1 based on the cap table of each of SKNY and MIRA attached hereto.

4.	Post-Transaction Structure

●	No Retention of SKNY Leadership: No SKNY board members, executives, employees or consultants will retain a role in MIRA following the closing of the Transaction.

●	Shareholder Lock-Up: SKNY stockholders will be subject to a six-month lock-up period on MIRA shares received as part of the Transaction.

5.	Due Diligence

MIRA and SKNY will conduct mutual due diligence over a 90-day period following execution of this LOI. SKNY shall provide full access to its financials, intellectual property, preclinical data, tax information, legal and regulatory filings.

6.	Closing Conditions

The Transaction is subject to:

(i)	Execution of a definitive agreement;

(ii)	Completion of satisfactory due diligence within 90 days from the date of this LOI;

(iii)	Confirmation by the MIRA that SKNY’s financial information fairly presents the results of operations and financial condition of SKNY’s business and operations in all material respects;

(iv)	Necessary regulatory approvals;

(v)	Approval from the boards of directors, requisite stockholders of MIRA and SKNY, material third-party and government consents, licenses, permits and other approvals; and

(vi)	Absence of material adverse changes to SKNY’s business or financial condition before closing.

7.	Expenses

Each party will bear its own fees and expenses related to the proposed Transaction contemplated by this LOI, including, without limitation, investment banking fees and legal, accounting and financing costs, except as otherwise agreed to by the parties.

8.	Exclusivity

SKNY agrees to a six-month exclusivity period, beginning on the date of execution of this LOI, during which it shall not negotiate with or entertain offers from other parties regarding a sale, merger, or similar transaction.

9.	Confidentiality

Both parties agree to, and shall cause their respective representatives to, maintain confidentiality regarding this LOI and the ongoing negotiations unless disclosure is required by law or regulatory authorities.

10.	Governing Law

This LOI shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of law principles.

11.	Binding Effect

This LOI is legally binding and enforceable against both parties, except that either party may terminate the agreement if:

●	Due diligence reveals material adverse findings.

●	Regulatory approvals cannot be obtained.

●	The Definitive Agreement is not executed within 180 days of the due diligence period’s conclusion.

12.	Expiration

This LOI shall expire unless executed by both parties by March 31, 2025.

13.	Publicity

MIRA shall have the right to disclose the LOI and the contents thereof in (i) MIRA’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and other required SEC filings, such as Form 10-K annual reports and Form 10-Q quarterly reports, and (ii) MIRA’s press release about the LOI and the transactions contemplated by the LOI.

Acknowledged and Agreed:

MIRA PHARMACEUTICALS, INC.

By:	/s/ Erez Aminov
Name:	Erez Aminov
Title:	CEO

SKNY PHARMACEUTICALS, INC.

By:	/s/ Kelly Stackpole
Name:	Kelly Stackpole
Title:	CEO